EXHIBIT 4.146
EQUITY INTERESTS PLEDGE AGREEMENT
THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY LOAN DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY EMAIL COMMUNICATION WHICH REFERS TO ANY LOAN DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE.
This Equity Interests Pledge Agreement (Contrato de Prenda sobre Acciones y Partes Sociales) is entered into on this 29th day of January, 2010 (the “Agreement”), by and among Grupo CSI de México, S. de R.L. de C.V. (“Grupo CSI”), Closure Systems International B.V. (“Closure Systems International”), CSI Mexico LLC (“CSI Mexico”), CSI en Saltillo, S. de R.L. de C.V. (“CSI Saltillo”), Closure Systems Mexico Holdings LLC (“Closure Systems Mexico”, and collectively with Grupo CSI, Closure Systems International, CSI Mexico, and CSI Saltillo, the “Pledgors”), as pledgors, and The Bank of New York Mellon, acting solely in its capacity as Collateral Agent (as defined below) on behalf and for the benefit of the Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Pledgee”), as pledgee, with the acknowledgment of Bienes Industriales del Norte, S.A. de C.V. (“Bienes Industriales”), Técnicos de Tapas Innovativas, S.A. de C.V. (“Tapas Innovativas”), CSI Tecniservicio, S. de R.L. de C.V. (“CSI Tecniservicio”), and CSI en Ensenada, S. de R.L. de C.V. (“CSI Ensenada”), in accordance with the following Recitals, Representations and Warranties and Clauses. Capitalized terms used in the Recitals and Representations and Warranties which are not otherwise defined herein, shall have the meaning ascribed to such terms in Clause First hereof.
Recitals
     I. Credit Agreement. On November 5, 2009, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding Gmbh and Closure Systems International B.V., as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto, and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), entered into a credit agreement (as amended on January 21, 2010 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, the “Credit Agreement”).
     II. Senior Secured Note Indenture. On November 5, 2009, Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, acting in its capacity as trustee, principal paying agent, transfer agent and collateral agent, entered into the Senior Secured Note Indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the “Senior Secured Note Indenture”).
Representations and Warranties
I.	Each of the Pledgors hereby represents and warrants, with respect to itself, through its legal representative, that on the date hereof:
(a)	(i) Grupo CSI is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 1261, dated April 1, 2008, granted before Mr. Gerardo F. Saavedra Silva, Commercial Notary Public number 50 of the Federal District, recorded in the Public Registry of Commerce of Saltillo, Coahuila, under commercial folio number 13612*2; (ii) Closure Systems International is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and duly organized under the laws of the Netherlands, having its official seat in Amsterdam and its registered office address at Teleport boulevard 140, 1043 EJ Amsterdam, the Netherlands and registered in the commercial register of Amsterdam under number 34291082; (iii) CSI Mexico is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, United States of America; (iv) CSI Saltillo is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 1259, dated April 1, 2008, granted before Mr. Gerardo F. Saavedra Silva, Commercial Notary Public number 50 of the Federal District, which was recorded in the Public Registry of Commerce of Saltillo, Coahuila, under commercial folio number 9051*2; and (v) Closure Systems Mexico is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, United States of America;
(b)	Grupo CSI is the sole, legal and beneficial owner (and registered owner in the stock registry book of Bienes Industriales and Tapas Innovativas respectively) of and has legal title to (i) 243,596 (two hundred and forty three thousand five hundred and ninety six) shares representing $243,596,000.00 M.N. (two hundred and forty three million five hundred and ninety six thousand Pesos 00/100) of the total issued and outstanding capital stock of Bienes Industriales (the “Grupo CSI Bienes Industriales Pledged Shares”); and (ii) 49 (forty nine) shares representing $49,000.00 M.N. (forty nine thousand Pesos 00/100) of the total issued and outstanding capital stock of Tapas Innovativas (the “Grupo CSI Tapas Innovativas Pledged Shares” and collectively with the Grupo CSI Bienes Industriales Pledged Shares, the “Grupo CSI Pledged Shares”);
(c)	Closure Systems International is the sole, legal and beneficial owner (and registered owner in the stock registry book of Bienes Industriales and Tapas Innovativas respectively) of and has legal title to (i) 1 (one) share representing $1,000.00 M.N. (one thousand Pesos 00/100) of the total issued and outstanding capital stock of Bienes Industriales (the “Closure Systems International Bienes Industriales Pledged Share”); and (ii) 1 (one) share representing $1,000.00 M.N. (one thousand Pesos 00/100) of the total issued and outstanding capital stock of Tapas Innovativas (the “Closure Systems International Tapas Innovativas Pledged Share” and collectively with the Closure Systems International Bienes Industriales Pledged Share, the “Closure Systems International Pledged Shares”);

(d)	CSI Mexico is the sole, legal and beneficial owner of (i) 1 (one) partnership interest, representing the outstanding capital of Grupo CSI, which in the aggregate represents 52.48% of the total issued and outstanding capital of Grupo CSI, on a fully diluted basis (the “CSI Mexico Grupo CSI Pledged Partnership Interest”); and (ii) 1 (one) partnership interest, representing the outstanding capital of CSI Saltillo, which in the aggregate represents 00.01% of the total issued and outstanding capital of CSI Saltillo, on a fully diluted basis (the “CSI Mexico CSI Saltillo Pledged Partnership Interest”, and collectively with the CSI Mexico Grupo CSI Pledged Partnership Interest, the “CSI Mexico Pledged Partnership Interests”);

(e)	Grupo CSI is the sole, legal and beneficial owner of (i) 2 (two) partnership interests, representing the outstanding capital of CSI Saltillo, which in the aggregate represents 99.99% of the total issued and outstanding capital of CSI Saltillo, on a fully diluted basis (the “Grupo

CSI CSI Saltillo Pledged Partnership Interests”); (ii) 2 (two) partnership interests, representing the outstanding capital of CSI Ensenada, which in the aggregate represents 99.99% of the total issued and outstanding capital of CSI Ensenada, on a fully diluted basis (the “Grupo CSI CSI Ensenada Pledged Partnership Interests”); and (iii) 2 (two) partnership interests, representing the outstanding capital of CSI Tecniservicio, which in the aggregate represents 99.99% of the total issued and outstanding capital of CSI Tecniservicio, on a fully diluted basis (the “Grupo CSI CSI Tecniservicio Pledged Partnership Interests”, and collectively with the Grupo CSI CSI Saltillo Pledged Partnership Interests and the Grupo CSI CSI Ensenada Pledged Partnership Interests, the “Grupo CSI Pledged Partnership Interests”);
(f)	CSI Saltillo is the sole, legal and beneficial owner of (i) 1 (one) partnership interest, representing the outstanding capital of CSI Ensenada, which in the aggregate represents 00.01% of the total issued and outstanding capital of CSI Ensenada, on a fully diluted basis (the “CSI Saltillo CSI Ensenada Pledged Partnership Interest”); and (ii) 1 (one) partnership interest, representing the outstanding capital of CSI Tecniservicio, which in the aggregate represents 00.01% of the total issued and outstanding capital of CSI Tecniservicio, on a fully diluted basis (the “CSI Saltillo CSI Tecniservicio Pledged Partnership Interest”, and collectively with the CSI Saltillo CSI Ensenada Pledged Partnership Interest, the “CSI Saltillo Pledged Partnership Interests”);

(g)	Closure Systems Mexico is the sole, legal and beneficial owner of 2 (two) partnership interests, representing the outstanding capital of Grupo CSI, which in the aggregate represents 42.52% of the total issued and outstanding capital of Grupo CSI, on a fully diluted basis (the “Closure Systems Mexico Pledged Partnership Interest”);

(h)	Closure Systems International is the sole, legal and beneficial owner of 1 (one) partnership interest, representing the outstanding capital of Grupo CSI, which in the aggregate represents 5.00% of the total issued and outstanding capital of Grupo CSI, on a fully diluted basis (the “Closure Systems International Pledged Partnership Interest”);

(i)	the individual executing this Agreement in the name and on behalf of such Pledgor has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind such Pledgor under the terms herein, and in the case of CSI Saltillo and

Grupo CSI as evidenced in public deeds numbers 30535 and 30538, respectively, dated October 30, 2009, granted before Mr. Jose Luis Villavicencio Castañeda, Notary Public number 218 for Mexico City, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner; and
(j)	with reference to the facts and circumstances then existing and subject to the provisions of the Loan Documents and the Intercreditor Arrangements, the representations and warranties made by such Pledgor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.07 (Title to Properties; Possession under Leases), 3.08 (Subsidiaries), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards to such Pledgor and this Agreement.
II.	Each of Bienes Industriales, Tapas Innovativas, CSI Tecniservicio and CSI Ensenada hereby represents and warrants, with respect to itself, through its legal representatives, that on the date hereof:
(a)	(i) Bienes Industriales is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 25,097, dated June 25, 1996, granted before Mr. Carlos Alejandro Durán Loera, Notary Public number 11 of the Federal District, which was recorded in the Public Registry of Commerce of Reynosa, Tamaulipas, under registration number 778, volume V, Book First Auxiliary of Companies, Powers and Miscellaneous Contracts, page 230 front; (ii) Tapas Innovativas is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 28,266, dated November 26, 1997, granted before Mr. Carlos Alejandro Durán Loera, Notary Public number 11 of the Federal District, which was recorded in the Public Registry of Commerce of Guadalajara, Jalisco, under the registration number 175-176, volume 661, Book First; (iii) CSI Tecniservicio is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 1260, dated April 1, 2008, granted before Mr. Gerardo F. Saavedra Silva, Commercial Notary Public number 50 of the Federal District, recorded in the Public Registry of Commerce of Saltillo, Coahuila, under commercial folio number 26269*2; and (iv) CSI Ensenada is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 1258, dated April 1, 2008, granted before Mr. Gerardo F. Saavedra Silva, Commercial Notary Public number 50 of the Federal District, which was recorded in the Public Registry of Commerce of Ensenada, Baja California, under commercial folio number 7158*3;
(b)	the individual executing this Agreement in its name and on its behalf has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind it under the terms herein, as evidenced in public deeds numbers 30534, 30536, 30537 and 30539, respectively, dated October 30, 2009, all of them granted before Mr. Jose Luis Villavicencio Castañeda, Notary Public number 218 for Mexico City; and that such powers, authority and authorizations have not been revoked, modified or limited in any manner; and

(c)	with reference to the facts and circumstances then existing and subject to the provisions of the Loan Documents and the Intercreditor Arrangements, the representations and warranties made by such Issuer as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.07 (Title to Properties; Possession under Leases), 3.08 (Subsidiaries), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards to such Issuer and this Agreement.
     NOW, THEREFORE, based on the Recital and Representations and Warranties contained herein, the parties hereto agree as follows:
First. Certain Defined Terms.
(a) Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Additional Agreement” shall have the meaning assigned to the term “Additional Agreement” under, and as defined in, the First Lien Intercreditor Agreement.
“Administrative Agent” has the meaning specified in Recital I hereof.

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture, and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Agreement” means this Equity Interests Pledge Agreement, as the same may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Applicable Representative” shall have the meaning assigned to the term “Applicable Representative” under, and as defined in, the First Lien Intercreditor Agreement.
“Bienes Industriales” has the meaning specified in the preamble to this Agreement.
“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in New York City, New York, United States of America and Mexico.
“Closure Systems International” has the meaning specified in the preamble to this Agreement.
“Closure Systems International Bienes Industriales Pledged Share” has the meaning set forth in Representation I (c) of this Agreement.
“Closure Systems International Pledged Partnership Interest” has the meaning set forth in Representation I (h) of this Agreement.
“Closure Systems International Pledged Shares” has the meaning set forth in Representation I (c) of this Agreement.
“Closure Systems International Tapas Innovativas Pledged Share” has the meaning set forth in Representation I (c) of this Agreement.
“Closure Systems Mexico” has the meaning specified in the preamble to this Agreement.
“Closure Systems Mexico Pledged Partnership Interest” has the meaning set forth in Representation I (g) of this Agreement.

“Collateral Agent” shall mean the Pledgee, in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity.
“Credit Agreement” shall have the meaning assigned to such term in Recital I hereof.
“CSI Ensenada” has the meaning specified in the preamble to this Agreement.
“CSI Mexico” has the meaning specified in the preamble to this Agreement.
“CSI Mexico CSI Saltillo Pledged Partnership Interest” has the meaning set forth in Representation I (d) of this Agreement.
“CSI Mexico Grupo CSI Pledged Partnership Interest” has the meaning set forth in Representation I (d) of this Agreement.
“CSI Mexico Pledged Partnership Interests” has the meaning set forth in Representation I (d) of this Agreement.
“CSI Saltillo” has the meaning specified in the preamble to this Agreement.
“CSI Saltillo CSI Ensenada Pledged Partnership Interest” has the meaning set forth in Representation I (f) of this Agreement.
“CSI Saltillo CSI Tecniservicio Pledged Partnership Interest” has the meaning set forth in Representation I (f) of this Agreement.
“CSI Saltillo Pledged Partnership Interests” has the meaning set forth in Representation I (f) of this Agreement.
“CSI Tecniservicio” has the meaning specified in the preamble to this Agreement.
“Distributions” has the meaning specified in paragraph (c) of Clause Fourth of this Agreement.
“Event of Default” shall have the meaning assigned to the term “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The

Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement and the Loan Parties, as amended on January 21, 2010 and as further amended, novated, supplemented, restated or modified from time to time. A copy of the First Lien Intercreditor Agreement and of its amendment is attached hereto as Exhibit “A”.
“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including any court).
“Grupo CSI” has the meaning specified in the preamble to this Agreement.
“Grupo CSI Bienes Industriales Pledged Shares” has the meaning set forth in Representation I (b) of this Agreement.
“Grupo CSI CSI Ensenada Pledged Partnership Interest” has the meaning set forth in Representation I (e) of this Agreement.
“Grupo CSI CSI Saltillo Pledged Partnership Interest” has the meaning set forth in Representation I (e) of this Agreement.
“Grupo CSI CSI Tecniservicio Pledged Partnership Interest” has the meaning set forth in Representation I (e) of this Agreement.
“Grupo CSI Pledged Partnership Interests” has the meaning set forth in Representation I (e) of this Agreement.
“Grupo CSI Pledged Shares” has the meaning set forth in Representation I (b) of this Agreement.
“Grupo CSI Tapas Innovativas Pledged Shares” has the meaning set forth in Representation I (b) of this Agreement.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the collective reference to Grupo CSI, CSI Saltillo, Bienes Industriales, Tapas Innovativas, CSI Tecniservicio, and CSI Ensenada.
“Law” means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) of Mexico.
“Lien” shall have the meaning assigned to the term “Lien” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Documents” shall have the meaning assigned to the term “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” shall have the meaning assigned to the term “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Mexico” means the United Mexican States.
“Person” means any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.
“Pledged Equity Interests” means the collective reference to the Pledged Partnership Interests and the Pledged Shares.
“Pledged Partnership Interests” means the collective reference to the Closure Systems International Pledged Partnership Interest, the Closure Systems Mexico Pledged Partnership Interest, the CSI Mexico Pledged Partnership Interests, CSI Saltillo Pledged Partnership Interests, and the Grupo CSI Pledged Partnership Interests.
“Pledged Shares” means the collective reference to the Closure Systems International Pledged Shares and the Grupo CSI Pledged Shares.
“Pledgee” has the meaning specified in the preamble to this Agreement.
“Pledgors” has the meaning specified in the preamble to this Agreement.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Prohibition” has the meaning specified in paragraph (b) of Clause First of this Agreement.
“Secured Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” shall have the meaning assigned to the term “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Security Interest” has the meaning specified in paragraph (a) of Clause Second of this Agreement.
“Senior Secured Note Indenture” has the meaning assigned to such term in Recital II hereof.
“Tapas Innovativas” has the meaning specified in the preamble to this Agreement.
“Termination Notice” has the meaning specified in Clause Eleventh of this Agreement.
(b) The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, and paragraphs shall be deemed to be references to Clauses, sections paragraphs of this Agreement, unless the context shall otherwise require. As used herein and any certificate or other document made or delivered pursuant hereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless such phrase, otherwise appears, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.
No obligations shall be included in the definition of “Secured Obligations” to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Secured Obligations”, would not constitute a violation of the Prohibition.
Second. Pledge; Grant of Security Interest.
(a)	Each of the Pledgors hereby grants a first priority pledge and security interest (the “Security Interest”) to the Pledgee for the benefit of the Secured Parties, in and to its Pledged Equity Interests as collateral security for the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Secured Obligations.

(b)	For purposes of perfecting the Security Interest over the Pledged Equity Interests pursuant to paragraphs II and III of Article 334 of the Law, the Pledgors hereby deliver to the Pledgee (i) an executed original of this Agreement, (ii) the original stock certificates evidencing its right, title and interest in and to its Pledged Shares, duly endorsed “in pledge” (“en prenda”) in favor of the Pledgee, for the ratable benefit of the Secured Parties, and (iii) a copy of the entry made in the stock registry book or the partners registry book, as the case may be, of each Issuer, duly certified by an authorized officer or attorney-in-fact of each Issuer, evidencing that, on the date hereof, the Security Interest in and to the Pledged Equity Interests has been duly recorded in the stock registry book or partners registry book, as the case may be, of each Issuer.

(c)	In accordance with Article 337 of the Law, the Pledgors and the Pledgee agree that this Agreement shall serve as receipt (resguardo) by the Pledgee of the Pledged Equity Interests and the original stock certificates representing the Pledged Shares.

(d)	Without prejudice to the rights of the Pledgee under the Loan Documents, the Pledgee hereby irrevocably waives the provisions of, and any rights it might have under, Articles 340, 342 and 343 of the Law.
Third. Continuing Security Interest. The Security Interest shall be continuing and shall (i) remain in full force and effect until all of the Secured Obligations have been paid pursuant to the Loan Documents unless otherwise released pursuant to this Clause Third or Clause Eleventh; (ii) be binding upon the Pledgors, and their successors and permitted assigns; and (iii) inure to the benefit of and be enforceable by the Pledgee, acting on behalf of the Secured Parties, and their respective successors and assigns; provided, however, that if a Pledgor disposes of any Pledged Equity Interest and that disposal is permitted by the terms of the Loan Documents, those Pledged Equity Interests shall, unless an Event of Default has occurred and is continuing, be automatically released from the Security Interest created under this Agreement with effect from the day of such disposal, and the Pledgee shall do all such acts which are reasonably requested by the Pledgor in order to release the relevant Pledged Equity Interests from the Security Interest created under this Agreement.
Fourth. Voting and Management of the Pledged Equity Interests.
(a)	Subject to paragraph (b) of this Clause Fourth, the Pledgors will have the right to exercise the voting rights and other rights and powers pertaining to the Pledged Equity Interests and deal with the Pledged Equity Interests in any manner permitted by the Loan Documents; provided, that no Pledgor shall at any time exercise, or refrain from exercising, such rights in a manner which would affect adversely the validity and enforceability of the security constituted hereby or cause an Event of Default. Subject to the terms of the Loan Documents, the Pledgee and the Secured Parties shall be free and clear of any liability arising from or in connection with the exercise or failure to exercise the voting rights relating to the Pledged Equity Interests.

(b)	If an Event of Default has occurred and is continuing, all rights of the Pledgors to exercise the voting and other rights and powers that the Pledgors are entitled to exercise pursuant to the foregoing provisions of paragraph (a) of this Clause Fourth shall cease, and all such rights shall thereupon be exercised by the Pledgee, who shall have the sole and exclusive right and authority to exercise such voting and other rights and powers.

(c)	Unless an Event of Default has occurred and is continuing, each Pledgor shall be entitled, from time to time, to collect and receive for their own use all dividends, interest and other distributions paid in respect of the Pledged Equity Interests as permitted by the Loan Documents (the “Distributions”); provided, however, that until actually paid, all rights to such distributions shall remain subject to the Security Interest created by this Agreement. If an Event of Default has occurred and is continuing, all Distributions thereafter paid in respect of the Pledged Equity Interests shall be applied by the Pledgee towards the payment of the Secured Obligations in accordance with the Loan Documents.

(d)	All Distributions (other than the Distributions that are permitted to be paid to the Pledgors in accordance with paragraph (c) of this Clause Fourth), whenever paid or made, shall (i) be delivered to the Pledgee to hold as part of the Pledged Equity Interests and shall, if received by any Pledgor, be received in deposit for the benefit of the Pledgee, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Pledgee as part of the Pledged Equity Interests in the same form as so received (with any necessary endorsement); and (ii) be considered for all legal purposes as granted in pledge in accordance with this Agreement, and shall be subject to the Security Interest and considered as an integral part of the Pledged Equity Interests pursuant to this Agreement.

(e)	The rights of the Pledgee hereunder shall not be conditioned or contingent upon the exercise by the Pledgee of any right or remedy against the Pledgors or any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto.

(f)	Subject to the terms of the Loan Documents, the Pledgee, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement, shall not be liable for any failure to demand, collect or realize upon all or any part of the rights corresponding to the Pledged Equity Interests or for any delay in doing so, nor shall the Pledgee be under any obligation to sell or otherwise dispose of the Pledged Equity Interests upon the request of the Pledgors or any other Person (except for the Secured Parties and in conformity with the Loan Documents), or to take any other action whatsoever with regard to the Pledged Equity Interests or any part thereof.
Fifth. Covenants of the Pledgors. So long as this Agreement is in effect, the Pledgors covenant and agree to (a) not create, incur, assume, or permit to exist any Lien in favor of, or any claim of any Person with respect to, any of the Pledged Equity Interests, whether now held or hereafter subscribed, except for the Security Interest or as permitted under the Loan Documents; (b) except to the extent permitted by the Loan Documents, not sell, transfer, assign, pledge, deliver, transfer in trust, grant, usufruct or otherwise dispose of, or grant any option with respect to, any such Pledged Equity Interests or any interest therein without the prior written consent of the Pledgee; and (c) subject to the Agreed Security Principles, execute and deliver to the Pledgee, for the benefit of the Secured Parties, such documents in favor of the Pledgee and/or the Secured Parties, and do such things relating to the Security Interest as the Pledgee may reasonably request in order to protect and maintain the Security Interest and to protect and preserve the Pledgors’ and or the Pledgee’s title and interest in and to the Pledged Equity Interests, and pay all reasonable costs arising from or in connection therewith.
Sixth. Safekeeping of the Pledged Equity Interests; Indemnity. The obligations of the Pledgee with respect to the safekeeping and preservation of the Pledged Equity Interests shall be limited to the obligations imposed by the Law. Unless otherwise expressly provided for in the Loan Documents, any actions carried out by the Pledgee for the safekeeping and preservation of the Pledged Equity Interests shall be at the sole expense and risk of the Pledgors.
Seventh. Events of Default. If an Event of Default has occurred and is continuing (a) all rights of the Pledgors to exercise or refrain from exercising any voting and other rights which they would otherwise be entitled to exercise pursuant to Clause Fourth hereof shall cease and be exercised thereafter by the Pledgee, (b) the Pledgee shall have the right to keep any and all Distributions in respect of the Pledged Equity Interests received or thereafter paid in respect of the Pledged Equity Interests and apply them to the payment of the Secured Obligations; and (c) the Pledgee shall have the right to foreclose upon the Pledged Equity Interests pursuant to the provisions of Clause Eighth of this Agreement, and to exercise its rights in any other manner as set forth in the Law.
Eighth. Foreclosure. If an Event of Default has occurred and is continuing:
(a)	the Pledgee may foreclose upon the Security Interest and request the sale of the Pledged Equity Interests, if any, pursuant to Article 341 of the Law, or exercise its rights in any other manner as set forth in the Law, in order to seek payment of the Secured Obligations; and

(b)	the Pledgors shall take or shall cause each Issuer to take any and all actions and/or initiate any and all proceedings that may be necessary or convenient, in the Pledgee’s sole discretion (acting reasonably), to facilitate the execution and transfer of the Pledged Equity Interests. The Pledgors further agree to do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Pledged Equity Interests, and to execute and deliver such documents and take such other action as the Pledgee (acting reasonably) deems necessary or advisable so that such sale may be in compliance with applicable law. The Pledgee shall apply all amounts received under this Agreement in accordance with the First Lien Intercreditor Agreement. In the event of foreclosure and sale of the Pledged Equity Interests in accordance with this Clause Eighth, the Pledgors hereby expressly and irrevocably waive any rights of first offer, rights of first refusal, and any other preemptive rights of any kind to which they may be entitled under the by-laws of each Issuer and the Mexican General Law of Commercial Companies (Ley General de Sociedades Mercantiles).
Ninth.- Capacity of Collateral Agent. The Pledgors hereby (i) expressly acknowledge that the Pledgee has all necessary appointments, legal capacity and authority to act on behalf of the Secured Parties for all matters arising from or relating to this Agreement; and (ii) expressly waive their rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Pledgee to act on behalf of the Secured Parties. The rights, duties, privileges, protections and benefits of the Pledgee as Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated herein by reference and made a part hereof. Each of the Pledgors agrees that all acts to be executed by such Pledgor under this Agreement shall be in accordance with the terms and conditions of the Intercreditor Arrangements.
Tenth. Power of Attorney. Each of the Pledgors, by way of security irrevocably appoints the Pledgee and any receiver appointed by the Pledgee to be its attorney in fact, and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable for:
(a)	carrying out any obligation imposed on a Pledgor by this Agreement or any other agreement binding on that Pledgor to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Equity Interests);

(b)	enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Equity Interests; and

(c)	enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Pledgee may only be entitled to exercise the powers conferred upon it by each of the Pledgors under this Clause Tenth if:

(i)	an Event of Default has occurred and is continuing; and/or

(ii)	the Pledgee has received notice from the Applicable Representative, the Loan Parties’ Agent and/or any of the Pledgors that any of the Pledgors has failed to comply with a further assurance or perfection obligation within 10 (ten) Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by each of the Pledgors under this Clause Tenth unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
For purposes of this Clause, each of the Pledgors shall grant a notarized irrevocable special power of attorney, substantially in form of Exhibit “B” hereto, pursuant to the terms of article 2,596 of the Federal Civil Code and its correlatives for the other States of Mexico and the Federal District, in order to allow the Pledgee to perform any and all acts referred to in this Clause Tenth, with the authorities referred to in the first, second and third paragraph of article 2,554 of the Federal Civil Code and its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District and that includes the authority to delegate such special power of attorney.
Eleventh.- Release and Termination. The Security Interest constituted by this Agreement shall be released and cancelled:
(a)	by the Pledgee (acting on the instruction of the Applicable Representative) at the request and cost of each of the Pledgors, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgors or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Mexican law).
As soon as is reasonably practicable and (i) in respect of paragraph (a) above, following a written request from the Pledgors, or (ii) in respect of paragraph (b) above, following receipt of a written instruction from the Applicable Representative, the Pledgee shall deliver to the Pledgors a termination notice (the “Termination Notice”) substantially in the form attached hereto as Exhibit “C”, together with the stock certificates representing the Pledged Shares and cancellation of the relevant endorsements. Only upon delivery of the Termination Notice by the Pledgee to the Pledgors as herein contemplated, this Agreement shall terminate and the Security Interest shall cease, terminate and be released.
Twelfth.- Delegation. The Pledgee, and any receiver appointed by Pledgee, shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney referred to in Clause Tenth hereto) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Pledgee or any receiver hereto.
Thirteenth.- No Liability. None of the Pledgee, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted under this Agreement, (b) any neglect or default in connection with the Security Interest, or (c) taking possession or realization of all or any part of the Pledged Equity Interests, except to the extent provided in the Principal Finance Documents.
Fourteenth.- Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, each of the Pledgors shall, notwithstanding any release or discharge of all or any part of the Security Interest, indemnify the Pledgee, its agents, its attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by each of the Pledgors of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Security Interest.
Fifteenth.- Assignments. Unless otherwise permitted under the Loan Documents, the rights and obligations arising from this Agreement may not be assigned or transferred by any Pledgor to any third party without the prior written consent of the Pledgee. The Pledgee may assign, in whole or in part, its rights hereunder by written notice to the Pledgors, without requiring the consent of the Pledgors to perform such assignment or transfer, in accordance with the Loan Documents.
Sixteenth.- Amendments. This Agreement may only be amended or modified with the prior written consent of the Pledgors and the Pledgee.
Seventeenth.- Notices. Each notice or other communication to be given or made by a party in connection with this Agreement shall be given or made in accordance with the provisions of the First Lien Intercreditor Agreement, provided that with respect to any notice to be given or made pursuant to or under a Mexican judicial procedure, each Pledgor designates the following address:
Grupo CSI de Mexico, S. de R.L. de C.V.
Closure Systems International, B.V.
CSI Mexico LLC
CSI en Saltillo, S. de R.L. de C.V.
Closure Systems Mexico Holdings LLC
Indiana 435
Fracc. Industrial Valle de Saltillo
25217, Saltillo, Coahuila, México
Attention: General Manager

with a copy (which shall not constitute notice) to:

Rank Group Limited
Level 9, 148 Quay St., Auckland, 1140, New Zealand
Attention: Helen Golding
Telephone: +64 (0) 9366 6259
Fax No. +64 (0) 9366 6263
Eighteenth.- Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Nineteenth.- Further Assurances. Subject to the Agreed Security Principles, the Pledgors, at the Pledgee’s request, agree to promptly execute or cause to be executed and deliver to the Pledgee any and all documents, instruments and agreements, in connection with this Agreement, deemed necessary by the Pledgee (acting on the instructions of the Applicable Representative) to give effect to or carry out the terms or intent of this Agreement.
Twentieth.- Jurisdiction, Governing Law. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, with respect to any action or proceeding arising out of or relating hereto, and the parties hereby expressly and irrevocably waive all rights to any other jurisdiction to which they may be entitled to by reason of their present or future domiciles, or by any other reason.

Twenty First.- Language. This Agreement is entered into in both the Spanish and English languages; provided that, in the case of any judicial procedure before a Mexican court, the Spanish version shall govern for all purposes.
Twenty Second.- Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
[Signature pages continue]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, on this 29th day of January, 2010.
The Pledgors:

Closure Systems International B.V.		Grupo CSI de México, S. de R.L. de C.V.

By:	/s/ PHILIP WEST	By:	/s/ PHILIP WEST

	Name: PHILIP WEST		Name: PHILIP WEST
	Title:		Title:

CSI Mexico LLC		CSI en Saltillo, S. de R.L. de C.V.

By:	/s/ HELEN GOLDING	By:	/s/ PHILIP WEST

	Name: HELEN GOLDING		Name: PHILIP WEST
	Title:		Title:

Closure Systems Mexico Holdings LLC
By:	/s/ HELEN GOLDING
	Name:	HELEN GOLDING
Title:

The Pledgee:
The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties.

/s/ HERNANDO BECERRA
Name:	HERNANDO BECERRA
Title:	ATTORNEY IN FACT

With the acknowledgment of:

Bienes Industriales del Norte, S.A. de C.V.		Técnicos de Tapas Innovativas, S.A. de C.V.

By:	/s/ PHILIP WEST	By:	/s/ PHILIP WEST

	Name: PHILIP WEST		Name: PHILIP WEST
	Title:		Title:

CSI Tecniservicio, S. de R.L. de C.V.		CSI en Ensenada, S. de R.L. de C.V.

By:	/s/ PHILIP WEST	By:	/s/ PHILIP WEST

	Name: PHILIP WEST		Name: PHILIP WEST
	Title:		Title:

Exhibit “A”
Equity Interests Pledge Agreement
Copy of First Lien Intercreditor Agreement
and Amendment

Exhibit “B”
Equity Interests Pledge Agreement
Form of Power of Attorney

PODER ESPECIAL	SPECIAL POWER OF ATTORNEY

En la Ciudad de ___________, el ___ de ___________ de 2010, ante mi ____________, Notario Público, compareció ___________ en su carácter de ___________ de _____________, (la “Sociedad”) una sociedad debidamente constituida y existente de conformidad con las leyes de ____________, con su domicilio en __________________________, y expuso:
In the City of __________, on ____________, 2010, before me ____________ Notary Public, appeared ___________, in his capacity as ____________ of ___________________ (the “Corporation”) a corporation organized and existing pursuant to the laws of _____________, and having its principal offices in ____________________ and declared:

Que en nombre y representación de la Sociedad y de conformidad con los poderes que le confiere la Sociedad, por medio del presente otorga como garantía:	That in the name and on behalf of the Corporation and in accordance with the powers conferred by the Corporation, hereby grants by way of security:

1. Un PODER ESPECIAL en cuanto a su objeto pero general en cuanto a las facultades otorgadas, con facultades de delegación, a favor de The Bank of New York Mellon (el “Acreedor Prendario”), actuando únicamente en su carácter de Agente de Garantías (Collateral Agent), en representación y para el beneficio de las Partes Garantizadas (Secured Parties) y cualquier delegado designado por el Acreedor Prendario, para que, en nombre y representación de la Sociedad, puedan, individualmente, celebrar, firmar y perfeccionar cualquier documento y llevar a cabo cualesquiera actuaciones que el apoderado considere necesarias o deseables, en relación con el Contrato de Prenda sobre Acciones y Partes Sociales celebrado entre Grupo CSI de México, S. de R.L. de C.V., Closure Systems International
1. A SPECIAL POWER-OF-ATTORNEY deemed as special in regards to its purpose but as general in regards to the powers granted, with authority to delegate such power, in favor of The Bank of New York Mellon (the “Pledgee”), acting solely in its capacity as Collateral Agent, on behalf and for the benefit of the Secured Parties and any receiver appointed by the Pledgee, so that in the name and on behalf of the Corporation they may, severally, execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable, in connection with the Equity Interests Pledge Agreement (Contrato de Prenda sobre Acciones y Partes Sociales) entered into, by and among Grupo CSI de México, S. de R.L. de C.V., Closure Systems International B.V., CSI Mexico LLC, CSI en Saltillo, S. de

B.V., CSI Mexico LLC, CSI en Saltillo, S. de R.L. de C.V., Closure Systems Mexico Holdings LLC, como deudores prendarios, y el Acreedor Prendario, actuando únicamente en su carácter de Agente de Garantías (Collateral Agent), en representación y para el beneficio de las Partes Garantizadas (Secured Parties), como acreedor prendario, con el reconocimiento de Bienes Industriales del Norte, S.A. de C.V., Técnicos de Tapas Innovativas, S.A. de C.V., CSI Tecniservicio, S. de R.L. de C.V., y CSI en Ensenada, S. de R.L. de C.V., (según dicho Contrato de Prenda sobre Acciones y Partes Sociales haya sido o sea modificado, suplementado o modificado y reexpresado de tiempo en tiempo, en lo sucesivo, el “Contrato de Prenda”), para:
R.L. de C.V., Closure Systems Mexico Holdings LLC, as pledgors, and the Pledgee, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties, as pledgee, with the acknowledgment of Bienes Industriales del Norte, S.A. de C.V., Técnicos de Tapas Innovativas, S.A. de C.V., CSI Tecniservicio, S. de R.L. de C.V., and CSI en Ensenada, S. de R.L. de C.V. (as such Equity Interest Pledge Agreement may be amended, supplemented, modified or amended and restated from time to time, hereinafter, the “Pledge Agreement”), for:

(a) llevar a cabo cualquier acto para cumplir con cualquier obligación impuesta a la Sociedad mediante el Contrato de Prenda o cualquier otro contrato que obligue a la Sociedad y del cual sea parte el Acreedor Prendario (incluyendo la celebración y entrega de cualesquier actos, gravámenes, cesiones u otra garantía y cualesquier transmisiones de las Acciones y Partes Sociales Pignoradas (según dicho término se define en el Contrato de Prenda));
(a) carrying out any obligation imposed on the Corporation by the Pledge Agreement or any other agreement binding on the Corporation to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Equity Interests (as such term is defined in the Pledge Agreement));

(b) permitir al Acreedor Prendario para que ejerza, o delegue el ejercicio de, todos y o cualquiera de sus derechos sobre las Acciones y Partes Sociales Pignoradas; y	(b) enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Equity Interests; and

(c) permitir a cualquier delegado designado por el Acreedor Prendario para que ejerza, o delegue el ejercicio de, cualquier de los derechos, poderes y facultades conferidos sobre los mismos por o conforme al Contrato de Prenda o por ley;
(c) enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to the Pledge Agreement or by law;

en el entendido en todo momento que el Acreedor Prendario únicamente tendrá el derecho de ejercer los poderes que le han sido conferidos por este poder (incluyendo los mencionados abajo) si: un Caso de Incumplimiento ha ocurrido y continúa; y/o el Acreedor Prendario ha recibido una notificación del Representante Aplicable, el Agente de las Partes del Crédito y/o de la Sociedad de que la Sociedad ha incumplido con cualquier obligación (incluyendo obligaciones de perfeccionamiento) dentro de los 10 (diez) Días Hábiles de que se le haya notificado de dicho incumplimiento (con copia de dicha notificación entregada al Agente de las Partes del Crédito), en el entendido además que el Acreedor Prendario no tendrá la obligación de ejercer los poderes que le han sido conferidos por la Sociedad conforme al presente poder (incluyendo los mencionados abajo), salvo y hasta que se le haya (i) instruido a ejercerlos por el Representante Aplicable, e (ii) indemnizado y/o garantizado y/o pre-fondeado a su satisfacción.
provided always that the Pledgee may only be entitled to exercise the powers conferred upon it by this Power of Attorney (including those below) if: an Event of Default has occurred and is continuing; and/or the Pledgee has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Corporation that the Corporation has failed to comply with a further assurance or perfection obligation within ten Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by the Corporation under this Power (including those below) unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

Para poder llevar a cabo los actos mencionados en los incisos anteriores, y sin perjuicio de la especialidad de los facultades otorgadas, los apoderados contarán con:	In order to carry out the acts referred to in the preceding sections, and notwithstanding the special nature of the powers granted, the attorneys-in-fact are hereby granted with:

(i) Poder para pleitos y cobranzas, actos de administración y actos de dominio en los términos del primer, segundo y tercer párrafos del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal
(i) A power of attorney for lawsuits and collections, acts of administration and acts of ownership in terms of the first, second and third paragraphs of Article two thousand five hundred and fifty four of

y sus correlativos contenidos en los Códigos Civiles de los demás estados de los Estados Unidos Mexicanos y el Distrito Federal; y	the Federal Civil Code and its correlative Articles of the Civil Codes of the remaining States of the United Mexican States and the Federal District; and

(ii) poder especial para suscribir y endosar títulos de crédito en los términos del artículo 9º de la Ley General de Títulos y Operaciones de Crédito.	(ii) a special power of attorney to subscribe and endorse negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Operations.

El presente poder es irrevocable en los términos de artículo 2596 (dos mil quinientos noventa y seis) del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de los demás Estados de la República, por haberse otorgado como una condición en un contrato bilateral y como un medio para el cumplimiento de sus obligaciones conforme al Contrato de Prenda.
The special power of attorney granted hereby is irrevocable pursuant to the terms of article 2,596 of the Federal Civil Code its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District, it being a condition of a bilateral agreement and a mean to comply with its obligations under the Pledge Agreement.

Para efectos del párrafo quinto del Artículo 2554 del Código Civil Federal, el mismo se transcribe a continuación:	For purposes of paragraph fifth of Article 2554 of the Federal Civil Code, a transcription thereof follows:

“Artículo 2554. En todos los poderes generales para pleitos y cobranzas bastará que se diga que se otorga con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley para que se entiendan conferidos sin limitación alguna.
“Article 2554. In all general powers of attorney for lawsuits and collections it shall be sufficient to say that they are granted with all the general powers and with the special powers requiring special clause in accordance with the law in order that they may be considered as granted without any limitation.

En los poderes generales para administrar bienes, bastará expresar que se dan con este carácter para que el apoderado tenga toda clase de facultades administrativas.	In general powers of attorney to administer property, it shall be sufficient to state that they are given with that character, in order that the attorneys-in-fact may have all kinds of administrative powers.

En los poderes generales, para ejercer actos de dominio, bastará que se den con ese carácter para que el apoderado tenga todas las facultades de dueño, tanto en lo relativo a los bienes, como para hacer toda clase de gestiones, a fin de defenderlos.
In general powers of attorney to exercise acts of ownership, it shall be sufficient that they be given with that character, in order that the attorneys-in-fact may have all the powers of an owner, both with respect to the property, and to take all actions to defend it.

Cuando se quisieren limitar, en los tres casos antes mencionados, las facultades de los apoderados, se consignarán las limitaciones, o los poderes serán especiales.	If in any of the aforesaid three cases it should be desired to limit the authority of the attorneys-in-fact, the limitation shall be set out, or the powers of the attorneys-in-fact shall be special powers of attorney.

Los Notarios insertarán este Artículo en los testimonios de los poderes que otorguen.”	Notaries shall insert this Article in the instruments of powers of attorney which they execute.”

Salvo que un término se encuentre definido en este poder o el contexto lo requiera de otra forma, un término definido en el Contrato de Prenda y/o el Convenio entre Acreedores (como dicho término se define en el Contrato de Prenda) tiene el mismo significado en este poder.
Unless defined in this power of attorney or the context otherwise requires, a term defined in the Pledge Agreement and/or the First Lien Intercreditor Agreement (as defined in the Pledge Agreement) has the same meaning in this Power of Attorney.

Nombre: [ ]	Name: [ ]
Cargo:	Title:
(NOTE: The signature of the Notary Public must be certified by the relevant officer of; the power of attorney must bear an apostille issued in accordance with The Hague Convention of 1961.)

Exhibit “C”
Equity Interests Pledge Agreement
Form of Termination Notice
[Date]
Grupo CSI de Mexico, S. de R.L. de C.V.
Closure Systems International B.V.
CSI Mexico LLC
CSI en Saltillo, S. de R.L. de C.V.
Closure Systems Mexico Holdings LLC
[                    ]
[                    ]
[                    ]
     This Termination Notice is delivered pursuant to Clause Eleventh of the Equity Interests Pledge Agreement dated January 29th, 2010 (the “Pledge Agreement”), entered into by and among Grupo CSI de México, S. de R.L. de C.V., Closure Systems International, B.V., CSI Mexico LLC, CSI en Saltillo, S. de R.L. de C.V., and Closure Systems Mexico Holdings LLC, as pledgors, and The Bank of New York Mellon, on behalf and for the benefit of the Secured Parties, as pledgee, with the acknowledgment of Bienes Industriales del Norte, S.A. de C.V., Técnicos de Tapas Innovativas, S.A. de C.V., CSI Tecniservicio, S. de R.L. de C.V., and CSI en Ensenada, S. de R.L. de C.V. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms in the Pledge Agreement.
     By means of this Termination Notice the undersigned, acting as Pledgee under the Pledge Agreement, hereby certifies that the Pledge Agreement is terminated and the Security Interest created thereby is hereby released.
Sincerely,

The Bank of New York Mellon
By:
	Name:	[ ]
	Title:	Attorney-in-Fact